Exhibit 9(b)

              Amendment to Fund Accounting, Dividend Disbursing &
                  Transfer Agent and Administration Agreement


                         AMENDMENT TO FUND ACCOUNTING,
                      DIVIDEND DISBURSING & TRANSFER AGENT
                          AND ADMINISTRATION AGREEMENT


THIS AMENDMENT, made and entered into effective as of the 28th day of September, 1995, by and between ALBEMARLE INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), and THE NOTTINGHAM COMPANY, LLC, a North Carolina limited liability company (the "Administrator").

WHEREAS, the parties have previously entered into that certain Fund Accounting, Dividend Disbursing & Transfer Agent and Administration Agreement dated November 17, 1992 with respect to all series of the Trust (the "Agreement").

WHEREAS, the Agreement has been continued from time to time by the parties as provided therein, with amendments from time to time to Exhibit C thereof, reflecting the Administrator's Compensation Schedule.

WHEREAS, the parties desire to again amend Exhibit C thereof, all as provided herein.

NOW THEREFORE, the Trust and the Administrator do mutually promise and agree as follows:

         1. Amendments. The Agreement is hereby amended by deleting Exhibit C thereof and substituting in lieu thereof a new Exhibit C in the form attached hereto.

         2. Ratification. Except as continued and provided above, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized officers on the date first above written.




ATTEST:                                   ALBEMARLE INVESTMENT TRUST


                                 By:
(Seal)


ATTEST:                                  THE NOTTINGHAM COMPANY, LLC


                                 By:
(Seal)


                                   Exhibit C

                     ADMINISTRATOR'S COMPENSATION SCHEDULE


For the services delineated in the FUND ACCOUNTING, DIVIDEND DISBURSING & TRANSFER AGENT AND ADMINISTRATION AGREEMENT, the Administrator shall be compensated monthly, as of the last day of each month, within five business days of the month end, a base fee plus a fee based upon net assets according to the following schedule. The fee is calculated based upon the average daily net assets of each Fund:

Base Fee:         $1,750 per month

The North Carolina Tax Free Bond Fund
                                                        Annual
              Net Assets                                 Fee

         On all assets                                  0.15%

Shareholder Recordkeeping Fee

$9.00 per shareholder per year

Securities Pricing

$0.20    per equity security per pricing day
$0.20 per corporate bond, government bond, medium-term bond or mortgage backed security per pricing day
$0.40    per CMO or asset backed securities per pricing day
$0.40    per municipal security per pricing day
$2.00    per equity per month for corporate action coverage

Blue Sky Administration

$100 per Fund per state registration per year

IRA Accounts

$15 per year (billed directly to the shareholder)